EXHIBIT 5

lawyers@saul.com

www.saul.com

September 15, 2004

Liberty Property Trust
65 Valley Stream Parkway
Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-8
Amended and Restated Share Incentive Plan

Ladies and Gentlemen:

          We are issuing this opinion in connection with the registration by Liberty Property Trust, a Maryland real estate investment trust (the “Company”), pursuant to a registration statement on Form S-8 (the “S-8 Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 common shares of beneficial interest, $0.001 par value, of the Company (the “Common Shares”) that may be issued under the Company’s Amended and Restated Share Incentive Plan, as amended (the “Plan”).

          In connection with our representation of the Company and as a basis for the opinions hereinafter set forth, we have examined originals or photostatic copies of the following documents (hereinafter collectively referred to as the “Documents”):

a.	The S-8 Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act;

b.	The Amended and Restated Declaration of Trust of the Company recorded by Maryland State Department of Assessments and Taxation (“SDAT”) on May 29, 1997, as amended June 22, 2004 (the “Declaration of Trust”);

c.	Articles Supplementary of the Company recorded on August 7, 1997;
Articles Supplementary of the Company recorded on December 23, 1997;
Articles Supplementary of the Company recorded on July 28, 1999;
Articles Supplementary of the Company recorded on April 18, 2000;
Articles Supplementary of the Company recorded on June 10, 2002 and
Articles Supplementary of the Company recorded on September 1, 2004
(collectively, the “Articles Supplementary”);

100 South Charles Street w Baltimore, MD 21201-2773 w Phone: (410) 332-8600 w Fax: (410) 332-8862

BALTIMORE   CHESTERBROOK   HARRISBURG   PHILADELPHIA   PRINCETON   WASHINGTON    WILMINGTON

Liberty Property Trust
September 15, 2004

d.	The Bylaws of the Company;

e.	Resolutions adopted by the Board of Trustees of the Company on March 19, 2004;

f.	A good standing certificate for the Company from SDAT dated September 3, 2004;

g.	The Plan; and

h.	Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

          In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

          1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors’ rights or (b) by general equitable principles;

          2. Each individual executing any of the Documents on behalf of a party is duly authorized and legally competent to do so;

          3. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete;

          4. The consideration to be received for the issuance and sale of the Common Shares as contemplated by the S-8 Registration Statement is not less than the par value per share;

          5. There will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Common Shares;

          6. At the time of delivery of the Common Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Common Shares will not have been modified or rescinded;

Liberty Property Trust
September 15, 2004

          7. The issuance, execution and delivery of the Common Shares, and the compliance by the Company with the terms of the Common Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company; and

          8. The aggregate number of shares of the Company which would be outstanding after the issuance of the Common Shares and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other Company securities, does not exceed the number of then-authorized shares of the Company.

          On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

          The Common Shares have been duly and validly authorized and, when the Common Shares have been issued, sold and delivered in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SAUL EWING LLP